Exhibit 99.1

Gasel Transportation Lines, Inc. Receives Confirmed Plan to Emerge from Chapter 11 Reorganization Proceedings.

MARIETTA, Ohio, Jan. 27, 2005 (PRIMEZONE) -- Gasel Transportation Lines, Inc. (OTCBB: GSEL), currently operating as a Post Confirmation Debtor under Chapter 11 Reorganization, today announced that they received a signed Order of Confirmation of the Company's Amended Plan of Reorganization. The receipt of such a confirmed plan of reorganization (Confirmed Plan) officially indicates Gasel's revitalization progress and opportunity to emerge from bankruptcy once the Confirmed Plan is substantially executed.

The Confirmed Plan calls for a number of material events that a majority of the interested parties have deemed mutually acceptable, and which the Company believes will be beneficial to the successful resumption of normalized operations. Under the Confirmed Plan, Gasel Transportation Lines, Inc., an Ohio corporation, will immediately merge with Gasel Transportation Lines, Inc. a Delaware Corporation. The merger effectively re-domiciles the Company, inclusive of all assets, liabilities, rights, warrants, names, obligations, etc. of the preceding company in the State of Delaware, which management believes is a more appropriate jurisdiction for a publicly held company. The merger will extend the maximum authorized capitalization of the Company from its former level of 10 million common shares, without par value, to 100 million common shares, par value $.001, and 10 million preferred shares, par value $.001. The increase of authorized shares and a class of preferred shares should give the Company the opportunity to pursue its proposed equity recapitalizations and capital development as needed, and as detailed in the Confirmed Plan. Additionally, existing senior management of Gasel-Ohio will matriculate to Gasel-Delaware with all of the preexisting rights, privileges, duties and responsibilities.

The Confirmed Plan will also have a dramatically positive impact on the fundamental foundation of the Company. As of the financial results reported by the Company in Form 10Q for the period ended March 31, 2003, or the last practical date prior to seeking protection under Chapter 11, the Company reported total liabilities of $12.68 million. As a direct result of the Confirmed Plan, the Company projects that total liabilities as of December 31, 2004 will be approximately $3.04 million; a decline in total liabilities of 76%, or approximately $9.64 million. In addition to the debt reduction and corresponding write down of the underlying assets (collateral), the Company projects to pick up approximately $2.4 million in shareholder equity. The new debt structure reduces Gasel's debt service to approximately one third of its pre-petition level. When coupled with a proposed equity offering of approximately $2 million, the Company projects a positive shareholder equity during the first half of 2005. Essentially, Gasel gets a "fresh start" in its financial structure as of January 1, 2005.

Mike Post, Gasel's President & CEO commented that: "We are very excited to announce the receipt of a confirmed plan from the Southern District of Ohio Bankruptcy Court. Only approximately 15% of companies that enter into bankruptcy proceedings ever emerge, and the receipt of our confirmed plan is a testament to the sheer will, determination and exceptional efforts by our entire team. I applaud their efforts and am honored to have their continued support." Mr. Post continued, "Gasel will emerge as a much more focused, efficient and financially stable entity that is poised to execute an aggressive strategy for achieving growth and returns for our shareholders."

Gasel Transportation Lines, Inc., based in Marietta, Ohio, with a flatbed and automotive division terminal in Ravenswood, West Virginia, is a national long and regional haul truckload common and contract carrier, and provides logistic services throughout the continental United States and Canada. For more information, visit www.gasel.net .

This press release may make forward-looking statements that are subject to various uncertainties and risks that could affect their outcome. Factors that could cause or contribute to differences include, but are not limited to, economic conditions, product demand and sales, competition and competitors' actions, and changes in the transportation industry. Please refer to the company's SEC filings, including Forms 10K and 10Q for a more detailed discussion of the risks.

CONTACT:  Gasel Transportation Lines, Inc.
          S. Gene Thompson, Chief Financial Officer
          (740) 373-6479, Ext. 110

          Allan M. Blue, Director
          (614) 296-8862